Exhibit 99.1

To Renew NASDAQ Listing Bid, iBasis will Seek Shareholder Approval of Reverse Stock Split; Company Also Increases Stock Buy Back to $15 Million

     BURLINGTON, Mass.--(BUSINESS WIRE)--Feb. 21, 2006--iBasis, Inc. (OTCBB:
IBAS), the global VoIP company, today announced that it will seek approval of a reverse stock split at its next annual Shareholder Meeting. The company also said that it is expanding its stock buy-back program.
     Within the next month, the Company plans to file a preliminary proxy with a proposal to authorize the iBasis board of directors to implement a reverse split based on a range of possible exchange ratios. On a pre-split basis, iBasis currently has 99.8 million common shares outstanding. The Company expects that a split would, at a minimum, increase the share price of the Company's common stock to comply with the listing requirements of the NASDAQ National Market(1). Initial listing requirements include a minimum bid price of $5.00 per share.
     The Company also announced a $10 million increase in its previously announced $5 million stock buy-back program. As a result, the Company expects to repurchase up to $15 million of iBasis common stock over the next year, to be funded out of existing cash. Since the initial implementation of the buy-back program on November 7, 2005, the Company has repurchased $2.9 million of iBasis common stock.
     "After a profitable fourth quarter with positive cash flow, we believe the time is right to apply for relisting on NASDAQ," said Ofer Gneezy, president and CEO of iBasis. "When we considered a reverse split two years ago, our balance sheet was still highly leveraged with convertible notes.
     "Now that we are free of bond debt, we are confident that we can both establish a broader market for the Company's stock and capitalize on strategic opportunities that may present themselves."

     About iBasis

     Founded in 1996, iBasis (OTCBB: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(TM) web-based offering (www.pingo.com) and disposable calling cards, which are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Skype, and Telefonica. iBasis carried approximately 8 billion minutes of international voice over IP (VoIP) traffic in 2005, and is one of the ten largest carriers of international voice traffic in the world(2). For four consecutive years service providers named iBasis the best international wholesale carrier in ATLANTIC-ACM's annual International Wholesale Carrier Report Card(3). iBasis was also ranked among the fastest-growing technology companies in the U.S. in the 2002, 2003, 2004, 2005 Technology Fast 500 programs sponsored by Deloitte & Touche. The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

     iBasis and Pingo are registered marks. DirectVoIP, PremiumCertified, and The iBasis Network are trademarks of iBasis, Inc. All other trademarks are the property of their respective owners.

     Except for historical information, all of the expectations, plans and assumptions contained in the foregoing press release, including those relating to the company's plans to file a preliminary proxy, to apply for relisting on NASDAQ, and to purchase shares of iBasis common stocks constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the Company's ability to execute its business plan; (ii) the Company's ability to meet the listing requirements of NASDAQ, (iii) the extent of adoption of the Company's services and the timing and amount of revenue and margin generated by these services; (iv) fluctuations in the market for and pricing of these services; and (v) the other considerations described as "Risk Factors" in the Company's most recent Forms 10-K and 10-Q, and the company's other SEC filings. We have no current intention to update any forward-looking statements.

     (1) NASDAQ has announced that effective July 1, 2006, NASDAQ National Market will be called NASDAQ Global Market.

     (2) Telegeography 2006 data compared with iBasis 2005 traffic volume.

     (3) ATLANTIC-ACM International Wholesale Carrier Report Card - 2002, 2003, 2004, & 2005.


     CONTACT: Media:
              iBasis, Inc.
              Chris Ward, +1-781-505-7557
              cward@ibasis.net
              or
              Investors:
              iBasis, Inc.
              Richard Tennant, +1-781-505-7828
              rtennant@ibasis.net